CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 54 to Registration Statement No. 033-59692 of Rydex Series Funds on Form N-1A of our reports dated May 16, 2003 appearing in Rydex Series Funds' March 31, 2003 Benchmark Funds Annual Report, March 31, 2003 Sector Funds Annual Report and March 31, 2003 Strategic Funds Annual Report.

We also consent to the references to us under the captions "FINANCIAL HIGHLIGHTS" appearing in the Prospectuses and "INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS AND CUSTODIAN" appearing in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Princeton, New Jersey
July 29, 2004